EXHIBIT 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

January 15, 2016

Ventas, Inc.

353 N. Clark Street, Suite 3300

Chicago, Illinois  60654

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Ventas, Inc., a Delaware corporation (the “Company”), and are furnishing this opinion letter to the Company, in connection with its Registration Statement on Form S-3 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the U.S. Securities and Exchange Commission on January 15, 2016.  The Registration Statement relates to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to 2,075,709 shares (the “Shares”) of the Company’s common stock, par value $0.25 per share (the “Common Stock”), which may be issued to the holders of Class A limited partnership units (“Class A Units”) of NHP/PMB L.P., a Delaware partnership and subsidiary of the Company (the “Partnership”), upon redemption of such Class A Units by the holders thereof in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”).

For the purposes of giving this opinion, we have examined the Registration Statement, the Partnership Agreement, the Agreement and Plan of Merger, dated as of February 27, 2011, (the “Merger Agreement”), by and among the Company, Needles Acquisition LLC (“Merger Sub”), and Nationwide Health Properties, Inc. (“NHP”), pursuant to which NHP merged with and into Merger Sub with Merger Sub continuing as the surviving entity (the “Merger”) and, in connection therewith, the Company assumed NHP’s rights and obligations under the Partnership Agreement, the Amended and Restated Certificate of Incorporation of the Company, as amended, the Fourth Amended and Restated Bylaws of the Company, as amended, a specimen certificate representing the Common Stock, the Certificate of Limited Partnership of the Partnership, the certificates of merger and articles of merger related to the Merger, and the resolutions of the Board of Directors of the Company, dated February 27, 2011 and July 1, 2011, relating to the approval of the Merger Agreement and the other transactions contemplated thereby and the issuance of the Shares.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below.  As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of one or more officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents and have further assumed that all such documents remain in full force and effect and have not been modified, superseded or rescinded.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and Merger Sub, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties, other than the Company and Merger Sub, of such documents and the validity and binding effect thereof on such parties, other than the Company and Merger Sub.  In rendering the opinions set forth below, we have also assumed that prior to the issuance of any Shares, the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and, if issued in physical form, certificates representing the Shares in the form of the specimen certificate examined by us will have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar or, if issued in book entry form, an appropriate account statement evidencing Shares credited to the recipients’ accounts maintained with the transfer agent will have been issued by said transfer agent.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares, when issued and delivered by the Company in accordance with the terms and conditions set forth in the Partnership Agreement and in the manner contemplated by and in accordance with the terms and conditions set forth in the Registration Statement, will have been duly authorized for issuance by all necessary corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York and we have not considered and express no opinion herein as to any law other than the federal laws of the United States and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof.

We hereby consent to be named in the Registration Statement and in the prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  This opinion speaks only as of its date, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz